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EXHIBIT 5

April 20, 2004

Granite City Food & Brewery Ltd.
5831 Cedar Lake Road
St. Louis Park, Minnesota 55416

  Re:
  Granite City Food & Brewery Ltd.
  Registration Statement on Form S-8
  2002 Equity Incentive Plan
  Nonqualified Stock Option Agreements

Gentlemen:

        In connection with the registration on Form S-8 under the Securities Act of 82,287 additional shares of common stock to be issued under the Granite City Food & Brewery Ltd. 2002 Equity Incentive Plan and 78,500 shares of common stock to be issued under certain nonqualified stock option agreements issued by Granite City Food & Brewery Ltd., we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the plan or nonqualified stock option agreement, as applicable, and in accordance with the registration statement, such shares will be validly issued, fully paid and nonassessable shares of common stock of Granite City Food & Brewery Ltd.

        We hereby consent to the filing of this opinion as an exhibit to the above described registration statement.

Very truly yours,
BRIGGS AND MORGAN, Professional Association
By	/s/ AVRON L. GORDON Avron L. Gordon

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  EXHIBIT 5